Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
Navient Corporation:

We have examined management’s assertion, included in the accompanying Assertion on Compliance with Regulation AB Criteria, that Navient Solutions LLC (the Company), a direct wholly owned subsidiary of Navient Corporation, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for its servicing of student loan asset-backed securities transactions that were outstanding during the period January 1, 2018 through December 31, 2018 (the Platform and each such asset-backed securities transaction is a Platform Trust) to the extent required by the related transaction agreements as to any transaction, except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), and 1122(d)(4)(x)-1122(d)(4)(xiii), which the Company has concluded were not required by the Company under the related transaction agreements for any Platform trust, as of and for the year ended December 31, 2018. With respect to servicing criteria 1122(d)(1)(i), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(iv), 1122(d)(4)(iii), and 1122(d)(4)(xv) the Company has concluded that such criteria are not applicable under the related transaction agreements for the SMB Private Education Loan Trust 2014-A transaction or Goal Structured Solutions Trust 2016-B transaction. Appendix B to Assertion on Compliance with Regulation AB Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform for which the Company acted as administrator or sub-administrator, as applicable (collectively, the Administrator) and the servicer or sub-servicer, as applicable (collectively, the Servicer) during the period from January 1, 2018 through December 31, 2018. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria as of and for the period January 1, 2018 through December 31, 2018 is fairly stated, in all material respects.

/s/ KPMG, LLP

McLean Virginia
March 29, 2019